Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Permian Resources Corporation of our report dated March 31, 2023, relating to the combined consolidated financial statements of Novo Oil & Gas Holdings, LLC as of December 31, 2022 and 2021 and for the years then ended, appearing in the Current Report on Form 8-K of Permian Resources Corporation dated September 19, 2023, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Dallas, Texas
May 28, 2024